UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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SOLIGENIX, INC.
(Name of Registrant as Specified in Its Charter)

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SOLIGENIX, INC.

29 Emmons Drive, Suite B-10

Princeton, New Jersey 08540

Notice of Annual Meeting of Stockholders
to be held on Wednesday, September 16, 2020

Notice is hereby given that the Annual Meeting of Stockholders of Soligenix, Inc., will be held on Wednesday, September 16, 2020, at 9:00 a.m., Eastern Daylight Time. The Annual Meeting will be a completely “virtual meeting” of stockholders. You will be able to attend the Annual Meeting as well as vote and submit your questions during the live webcast of the meeting by visiting www.virtualshareholdermeeting.com/sngx2020. You will need to have your 16-Digit Control Number included on your Notice of Internet Availability, on your proxy card or on the instructions that accompanied your proxy materials to join the Annual Meeting. The Annual Meeting will be held for the following purposes, each as more fully described in the Proxy Statement:

1.	To elect five directors to serve until the next Annual Meeting of Stockholders or until their respective successors have been duly elected and qualified;

2.	To approve an amendment to our Second Amended and Restated Certificate of Incorporation, which increases the number of authorized shares of our common stock from 50,000,000 to 75,000,000;

3.	To hold an advisory vote on executive compensation;

4.	To ratify the appointment of EisnerAmper LLP as our independent registered public accounting firm for the year ending December 31, 2020; and

5.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Admittance to the virtual meeting will be limited to stockholders. The Board of Directors has fixed the close of business on July 20, 2020 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and any postponement or adjournment thereof. Accordingly, only stockholders of record at the close of business on that date will be entitled to vote at the meeting. A list of stockholders eligible to vote at the meeting will be available for inspection for a period of 10 days prior to the meeting, during regular business hours, at our corporate headquarters at the address set forth above. If you want to inspect the stockholder list, call our Corporate Secretary at (609) 538-8200 to schedule an appointment. In addition, the list of stockholders also will be available during the Annual Meeting through the meeting website for stockholders who choose to attend.

EACH STOCKHOLDER IS URGED TO SUBMIT A PROXY AS SOON AS POSSIBLE VIA THE INTERNET, PHONE OR MAIL.

Information concerning the matters to be acted upon at the Annual Meeting is included in the Proxy Statement. Whether or not you expect to attend the Annual Meeting, your vote is important.

By Order of the Board of Directors,

Christopher J. Schaber, PhD

President and Chief Executive Officer

Princeton, New Jersey
August 7, 2020

Enclosures

CHAIR’S LETTER

August 7, 2020

Dear Stockholder:

On behalf of the Board of Directors, it is our pleasure to invite you to the 2020 Annual Meeting of Stockholders of Soligenix, Inc. to be held on Wednesday, September 16, 2020, at 9:00 a.m., Eastern Daylight Time. As COVID-19 continues to spread, we have a heightened awareness of and appreciation for our network of stockholders, directors, employees and service providers that may be affected. After careful consideration, we have decided to hold a virtual only stockholder meeting. We feel this decision is in the best interests for our stockholders’ health to make this decision in light of the latest information and advice regarding the spread of COVID-19.

We appreciate your investment and continued support of our company. This has been a very rewarding year for us thus far. Our pivotal Phase 3 FLASH (Fluorescent Light Activated Synthetic Hypericin) trial continues to demonstrate SGX301’s potential to be an important new treatment for early-stage cutaneous T-cell lymphoma (CTCL). In the double-blind, placebo controlled Cycle 1 portion of the study, a statistically significant treatment response (p=0.04) was achieved in the primary endpoint after 6 weeks of therapy. This positive treatment response continued to significantly improve with extended SGX301 treatment in the open-label treatment cycle, referred to as Cycle 2, with an additional 6 weeks of therapy (p<0.0001 compared to placebo and p<0.0001 compared to 6-weeks treatment). We also continue to advance our pivotal Phase 3 clinical trial of SGX942 (dusquetide) for the treatment of oral mucositis in patients with head and neck cancer receiving chemoradiation therapy. Following the positive recommendation received from the independent Data Monitoring Committee, we have successfully completed study enrollment with 268 patients randomized into the trial and expect top-line results in the fourth quarter of this year. Under our Public Health Solutions business segment, we continue to advance our work with University of Hawaiʻi at Mānoa on filovirus vaccines (protecting against viruses such as Ebola and Marburg) and the development of vaccines to potentially combat coronaviruses, including SARS-CoV-2, the cause of COVID-19. We continue to support our heat stable ricin vaccine, RiVax®, with a National Institute of Allergy and Infectious Disease contract award of $21.2 million. We celebrate these successes and look forward to more opportunity ahead as we remain committed to the long-term interests of stockholders.

Like many life science companies, we had taken a cautious approach with our Phase 3 clinical programs in order to maintain their statistical integrity during the COVID-19 pandemic; however, I can now successfully report that the negative impact of the pandemic on our studies was much less than initially anticipated and all current timelines remain on-track. Nonetheless, we will continue to remain vigilant and will report any challenges caused by the COVID-19 pandemic that may have a potential impact on our current guidance.

This year’s director nominees represent a wide range of backgrounds and expertise. We believe our diversity of experiences, perspectives, and skills contributes to the Board of Directors’ effectiveness in managing risk and providing guidance that positions the Company for long-term success. Of our five directors, four are independent, which includes all committee members.

This Proxy Statement contains details of the business to be conducted during the Annual Meeting and describes our corporate governance policies and practices. In addition to communicating information and our perspectives, we also believe in the value of listening to our stockholders. Feedback from our stockholders helps us prioritize our efforts and enhance our transparency.

Whether or not you participate in the Annual Meeting, it is important that your shares be represented and voted during the meeting. We urge you to promptly vote and submit your proxy (1) via the Internet (2) by telephone or (3) if you received your proxy materials by mail, by signing, dating, and returning the enclosed proxy card or voting instruction form in the envelope provided for your convenience.

As we look to the year ahead, we remain excited about the opportunities we have in terms of our business, stockholder value creation, and positive impacts on a global scale. Thank you for the trust you place in us and the opportunity to serve you and our company as directors. On behalf of all directors, I extend our gratitude for your support and request that you vote in the affirmative for the proposals to be considered at the Annual Meeting.

Sincerely,

Christopher J. Schaber, PhD
Chairman of the Board of Directors,
President and Chief Executive Officer

Note About Forward-Looking Statements

This Proxy Statement includes estimates, projections, statements relating to our business plans, objectives, and expected operating results that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would” and similar expressions. Forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties that may cause actual results to differ materially. We describe risks and uncertainties that could cause actual results and events to differ materially in “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our Forms 10-K and 10-Q. We undertake no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events, or otherwise.

SOLIGENIX, INC.

29 Emmons Drive, Suite B-10

Princeton, New Jersey 08540

Annual Meeting of Stockholders
Wednesday, September 16, 2020

Proxy Statement

This Proxy Statement has been prepared and is distributed and made available by the board of directors (the “Board of Directors”) of Soligenix, Inc. in connection with the solicitation of proxies for the Annual Meeting of Stockholders (the “Annual Meeting”) to be held at 9:00 a.m., Eastern Daylight Time, on Wednesday, September 16, 2020, and any adjournment or postponement thereof for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be a completely “virtual meeting” of stockholders. You will be able to attend the Annual Meeting as well as vote and submit your questions during the live webcast of the meeting by visiting www.virtualshareholdermeeting.com/sngx2020 and entering the 16-digit control number included in your 16-Digit Control Number included on your Notice of Internet Availability, on your proxy card or on the instructions that accompanied your proxy materials. Unless the context indicates otherwise, as used in this Proxy Statement, the terms “we,” “us” “our” and “our Company” refer to Soligenix, Inc.

This Proxy Statement and the accompanying form of proxy will be distributed to stockholders, and will be made available for viewing, downloading and printing by stockholders at www.proxyvote.com, on or about August 7, 2020. Our Annual Report on Form 10-K for the year ended December 31, 2019 (which does not form a part of the proxy solicitation materials) is being distributed and made available concurrently herewith to stockholders.

Voting Securities; Proxies; Required Vote

Voting Securities

Each holder of record of our common stock, par value $0.001 per share (“Common Stock”), at the close of business on July 20, 2020 will be entitled to one vote for each share of Common Stock owned on that date as to each matter presented at the Annual Meeting. On July 20, 2020, 28,960,044 shares of Common Stock were outstanding.

Voting Your Shares

The Annual Meeting will be held entirely online. Stockholders may participate in the Annual Meeting by visiting the following website: www.virtualshareholdermeeting.com/sngx2020. To participate in the Annual Meeting, you will need the 16-digit control number included on your Notice of Internet Availability, on your proxy card or on the instructions that accompanied your proxy materials. Shares held in your name as the stockholder of record may be voted electronically during the Annual Meeting. Shares for which you are the beneficial owner but not the stockholder of record also may be voted electronically during the Annual Meeting. However, even if you plan to attend the Annual Meeting, we recommend that you vote your shares in advance, so that your vote will be counted if you later decide not to attend the Annual Meeting. You may vote your shares via the Internet, telephone or mail as more fully described below:

●	By Internet: Go to www.proxyvote.com and follow the instructions (have your proxy card available);

●	By Telephone: Call 1-800-690-6903 and follow the voice prompts (have your proxy card available); and

●	By Mail: If you have received a proxy card, mark your vote, sign your name exactly as it appears on your proxy card, date your card and return it in the envelope provided.

Proxies

You cannot vote your shares at the meeting unless you vote electronically or are represented by proxy. All properly executed and unrevoked proxies that are received in time for the meeting will be voted at the meeting or any adjournment or postponement thereof in accordance with instructions thereon, or if no instructions are given, will be voted as follows:

1.	“FOR ALL” in the election of all of the named nominees as directors;

2.	“FOR” the approval of the amendment to our Second Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”), which increases the number of authorized shares of our Common Stock from 50,000,000 to 75,000,000;

3.	“FOR” the approval, on an advisory basis, of the compensation of our executive officers;

4.	“FOR” the ratification of EisnerAmper LLP as our independent registered public accounting firm for the year ending December 31, 2020; and

5.	In accordance with the judgment of the persons appointed as proxies with respect to other matters which properly come before the Annual Meeting.

Stockholders of record may revoke their proxy at any time before the electronic polls close by submitting a later-dated vote online during the annual meeting, via the Internet, by telephone, or by mail, or by delivering written instructions to our Corporate Secretary before the Annual Meeting commences. Beneficial stockholders may revoke any prior voting instructions by contacting the broker, bank, or other nominee that holds their shares or by voting online during the meeting.

Required Vote

1.	The affirmative vote of the holders of a plurality of the shares of Common Stock represented at the Annual Meeting in person or by proxy is required for each nominee to be elected as a director in the election of directors.

2.	The affirmative vote of the holders of a majority of the shares of Common Stock issued and outstanding is required to approve the amendment to our Second Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”), which increases the number of authorized shares of our Common Stock from 50,000,000 to 75,000,000.

3.	The affirmative vote of the holders of a majority of the shares of Common Stock represented in person or by proxy at the meeting is required to approve, on an advisory basis, the compensation of our executive officers.

4.	The affirmative vote of the holders of a majority of the shares of Common Stock represented in person or by proxy at the meeting is required for the ratification of the appointment of EisnerAmper LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2020.

Stockholders are not allowed to cumulate their votes in the election of directors. In voting on the election of directors, abstentions and broker non-votes (which occur when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner) will be disregarded and not treated as votes cast and, therefore, will not affect the outcome of the election. Abstentions will have the same effect as votes against the proposals (1) regarding the advisory vote on executive compensation; and (2) to ratify the appointment of EisnerAmper LLP, but broker non-votes will not be counted as votes against such proposals or as shares present or represented at the meeting for these proposals. Abstentions and broker non-votes will have the same effect as votes against the proposal to approve an amendment to our Certificate of Incorporation, which increases the number of authorized shares of our Common Stock from 50,000,000 to 75,000,000.

Quorum

The required quorum for the transaction of business at the Annual Meeting is a majority of the voting power of shares of Common Stock issued and outstanding on the record date. Shares represented in person or by proxy (including shares which abstain or do not vote with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum exists at the meeting.

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PROPOSAL 1

ELECTION OF DIRECTORS

Upon the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has nominated Christopher J. Schaber, PhD, Gregg A. Lapointe, CPA, Diane L. Parks, Robert J. Rubin, MD, and Jerome B. Zeldis, MD, PhD for election to the Board of Directors. Each nominee has consented to being named a nominee in this Proxy Statement and has agreed to serve as a director if elected at the Annual Meeting.

Unless otherwise directed, the persons appointed in the form of proxy intend to vote at the Annual Meeting “FOR ALL” in the election of directors, which would be a vote for the election of each of Dr. Schaber, Mr. Lapointe, Ms. Parks, Dr. Rubin, and Dr. Zeldis as a director to serve until our next Annual Meeting of Stockholders or until his or her successor has been duly elected and qualified. If any nominee is unable to be a candidate when the election takes place, the shares represented by valid proxies will be voted in favor of such substitute nominee as the Board of Directors recommends or to allow the vacancy to remain open until filled by the Board of Directors, as determined by the Board of Directors. The Board of Directors does not currently anticipate that any nominee will be unable to be a candidate for election. Each director elected to the Board of Directors will serve until the next Annual Meeting of Stockholders or until his or her successor has been duly elected and qualified, unless he or she dies, resigns or is removed from office prior to that time.

The table below contains information regarding the current members of the Board of Directors. The ages of individuals are provided as of July 20, 2020:

Name	Age	Position
Christopher J. Schaber, PhD	53	Chairman of the Board, Chief Executive Officer and President
Gregg A. Lapointe, CPA, MBA	61	Director
Diane L. Parks, MBA	67	Director
Robert J. Rubin, MD	74	Director
Jerome B. Zeldis, MD, PhD	70	Director

Christopher J. Schaber, PhD has over 30 years of experience in the pharmaceutical and biotechnology industry. Dr. Schaber has been our President and Chief Executive Officer and a director since August 2006. He was appointed Chairman of the Board on October 8, 2009. Since January 2009, he has served on the board of directors of the Biotechnology Council of New Jersey (“BioNJ”) and has served as BioNJ Chairman since 2019. Additionally, he has served on the board of directors of the Alliance for Biosecurity since October 2014, and has been a member of the corporate councils of both the National Organization for Rare Diseases (“NORD”) and the American Society for Blood and Marrow Transplantation (“ASBMT”) since October 2009 and July 2009, respectively. Prior to joining our Company, Dr. Schaber served from 1998 to 2006 as Executive Vice President and Chief Operating Officer of Discovery Laboratories, Inc., where he was responsible for overall pipeline development and key areas of commercial operations, including regulatory affairs, quality control and assurance, manufacturing and distribution, pre-clinical and clinical research, and medical affairs, as well as coordination of commercial launch preparation activities. From 1996 to 1998, Dr. Schaber was a co-founder of Acute Therapeutics, Inc., and served as its Vice President of Regulatory Compliance and Drug Development. From 1994 to 1996, Dr. Schaber was employed by Ohmeda PPD, Inc., as Worldwide Director of Regulatory Affairs and Operations. From 1989 to 1994, Dr. Schaber held a variety of regulatory, development and operations positions with The Liposome Company, Inc., and Elkins-Sinn Inc., a division of Wyeth-Ayerst Laboratories. Dr. Schaber received his BA degree from Western Maryland College, his MS degree in Pharmaceutics from Temple University School of Pharmacy and his PhD degree in Pharmaceutical Sciences from the Union Graduate School. Dr. Schaber was selected to serve as a member of our Board of Directors because of his extensive experience in drug development and pharmaceutical operations, including his experience as an executive senior officer with our Company and Discovery Laboratories, Inc., and as a member of the board of directors of BioNJ; because of his proven ability to raise funds and provide access to capital; and because of his advanced degrees in science and business.

Gregg A. Lapointe, CPA, MBA has been a director since March 2009. Mr. Lapointe is currently CEO of Cerium Pharmaceuticals, Inc. and serves on the Board of Directors of Rigel Pharmaceuticals, Inc., Cytori Therapeutics, Inc. and Catabasis Pharmaceuticals, Inc. Mr. Lapointe has previously served on the Board of Directors of ImmunoCellular Therapeutics Ltd., Raptor Pharmaceuticals, Inc., SciClone Pharmaceuticals, Inc., the Pharmaceuticals Research and Manufacturers of America (PhRMA), Questcor Pharmaceuticals, Inc. and the Board of Trustees of the Keck Graduate Institute of Applied Life Sciences. He previously served in varying roles for Sigma-Tau Pharmaceuticals, Inc. (now known as Leadiant Biosciences, Inc.), a private biopharmaceutical company, from September 2001 through February 2012, including Chief Operating Officer from November 2003 to April 2008 and Chief Executive Officer from April 2008 to February 2012. From May 1996 to August 2001, he served as Vice President of Operations and Vice President, Controller of AstenJohnson, Inc. (formerly JWI Inc.). Prior to that, Mr. Lapointe spent several years in the Canadian medical products industry in both distribution and manufacturing. Mr. Lapointe began his career at Price Waterhouse. Mr. Lapointe received his B.A. degree in Commerce from Concordia University in Montreal, Canada, a graduate diploma in Accountancy from McGill University and his M.B.A. degree from Duke University. He is a C.P.A. in the state of Illinois. Mr. Lapointe was selected to serve as a member of our Board of Directors because of his significant experience in the areas of global strategic planning and implementation, business development, corporate finance, and acquisitions, and his experience as an executive officer and board member in the pharmaceutical and medical products industries.

Diane L. Parks, MBA has been a director since July 2019. From February 2016 until July 2018, she served as Head of U.S. Commercial and Senior Vice President of Marketing, Sales & Market Research at Kite Pharma, Inc., a biopharma company developing cancer immunotherapy products with a primary focus on genetically engineered autologous T cell therapy with chimeric antigen receptors. From October 2014 to October 2015, Ms. Parks served as Vice President of Global Marketing at Pharmacyclics LLC, a biopharmaceutical company primarily focused on the development of cancer therapies. Prior to Pharmacyclics LLC, Ms. Parks held senior leadership roles as Vice President of Sales for Amgen, Inc., a biopharmaceutical company, representing oncology and nephrology products, and Senior Vice President of Specialty Biotherapeutics and Managed Care at Genentech, Inc., a biotechnology company that discovers, develops, manufactures and commercializes medicines to treat patients with serious or life-threatening medical conditions that was acquired by Roche Holding AG in 2009. At Genentech, she led the launches of multiple products as well as commercial development of Lucentis® and Rituxan®. Since May 2019, she has been a member of the board of directors of Calliditas Therapeutics AB (publ), a biopharmaceutical company, the shares of which are traded on the Nasdaq Stockholm Exchange, that is developing and commercializing pharmaceutical products for patients with significant unmet medical needs in niche indications. Since July 2018, Ms. Parks has been a member of the board of managers of Healogix LLC, a global marketing research-based consultancy that helps pharmaceutical and biotechnology companies achieve successful product development and commercial clarity. Ms. Parks holds a BS from Kansas State University and an MBA in marketing from Georgia State University. She has been a commercial leader in the biotech and pharma industry for over 30 years. Ms. Parks was selected to serve as a member of our Board of Directors because of her over 30 years’ experience as a businesswoman and commercial executive with an extensive record of driving profitable growth for large pharmaceutical and biotech companies.

Robert J. Rubin, MD has been a director since October 2009. Dr. Rubin was a clinical professor of medicine at Georgetown University from 1995 until 2012 when he was appointed a Distinguished Professor of Medicine. From 1987 to 2001, he was president of the Lewin Group (purchased by Quintiles Transnational Corp. in 1996), an international health policy and management consulting firm. From 1994 to 1996, Dr. Rubin served as Medical Director of ValueRx, a pharmaceutical benefits company. From 1992 to 1996, Dr. Rubin served as President of Lewin-VHI, a health care consulting company. From 1987 to 1992, he served as President of Lewin-ICF, a health care consulting company. From 1984 to 1987, Dr. Rubin served as a principal of ICF, Inc., a health care consulting company. From 1981 to 1984, Dr. Rubin served as the Assistant Secretary for Planning and Evaluation at the Department of Health and Human Services and as an Assistant Surgeon General in the U.S. Public Health Service. Dr. Rubin has served on the Board of BioTelemetry, Inc. (formerly known as CardioNet, Inc.) since 2007. He is a board certified nephrologist and internist. Dr. Rubin received an undergraduate degree in Political Science from Williams College and his medical degree from Cornell University Medical College. Dr. Rubin was selected to serve as a member of our Board of Directors because of his vast experience in the health care industry, including his experience as a nephrologist, internist, clinical professor of medicine and Assistant Surgeon General, and his business experience in the pharmaceutical industry.

Jerome B. Zeldis, MD, PhD has been a director since June 2011. Dr. Zeldis is currently Chief Medical Officer and President of Clinical Research, Drug Safety and Regulatory of Sorrento Therapeutics, Inc. He is also Chief Medical Officer and Principal at Celularity, Inc. Previously, Dr. Zeldis was Chief Executive Officer of Celgene Global Health and Chief Medical Officer of Celgene Corporation, a publicly traded, fully integrated biopharmaceutical company. He was employed by Celgene from 1997 to 2016. From September 1994 to February 1997, Dr. Zeldis worked at Sandoz Research Institute and the Janssen Research Institute in both clinical research and medical development. He has been a board member of several biotechnology companies and is currently on the boards of Metastat, Inc., PTC Therapeutics Inc., BioSig Technologies, Inc., the Castleman’s Disease Organization and Alliqua, Inc. He has previously served on the boards of the NJ Chapter of the Arthritis Foundation and PTC Therapeutics, Inc. Additionally, he has served as Assistant Professor of Medicine at the Harvard Medical School (from July 1987 to September 1988), Associate Professor of Medicine at University of California, Davis from (September 1988 to September 1994), Clinical Associate Professor of Medicine at Cornell Medical School (January 1995 to December 2003) and Professor of Clinical Medicine at the Robert Wood Johnson Medical School (July 1998 to June 2010). Dr. Zeldis received a BA and an MS from Brown University, and an MD, and a PhD in Molecular Biophysics and Biochemistry from Yale University. Dr. Zeldis trained in Internal Medicine at the UCLA Center for the Health Sciences and in Gastroenterology at the Massachusetts General Hospital and Harvard Medical School. Dr. Zeldis was selected to serve as a member of our Board of Directors because of his experience as an executive officer of a publicly traded biopharmaceutical company and in clinical research and medical development, and his experience in the health care industry, including his experience as an internist, gastroenterologist and professor of medicine.

Board Leadership Structure

Our Board of Directors believes that Dr. Schaber’s service as both the Chairman of our Board of Directors and our Chief Executive Officer is in the best interest of our Company and our stockholders. Dr. Schaber possesses detailed and in-depth knowledge of the issues, opportunities and challenges facing our Company and our business and, therefore, is best positioned to develop agendas that ensure that the Board of Directors’ time and attention are focused on the most important matters. His combined role enables decisive leadership, ensures clear accountability, and enhances our ability to communicate our message and strategy clearly and consistently to our stockholders, employees, and collaborative partners.

Mr. Lapointe, Ms. Parks, Dr. Rubin, and Dr. Zeldis, each of whom is nominated for election as a director, are independent and the Board of Directors believes that the independent directors provide effective oversight of management. Moreover, in addition to feedback provided during the course of meetings of the Board of Directors, the independent directors hold executive sessions. Following an executive session of independent directors, the independent directors’ report back to the full Board of Directors regarding any specific feedback or issues, provide the Chairman with input regarding agenda items for Board of Directors and Committee meetings, and coordinate with the Chairman regarding information to be provided to the independent directors in performing their duties. The Board of Directors believes that this approach appropriately and effectively complements the combined Chairman/Chief Executive Officer structure.

Although we believe that the combination of the Chairman and Chief Executive Officer roles is appropriate under the current circumstances, our corporate governance guidelines do not establish this approach as a policy, and the Board of Directors may determine that it is more appropriate to separate the roles in the future.

Director Independence

The Board of Directors has determined that Mr. Lapointe, Ms. Parks, Dr. Rubin, and Dr. Zeldis, each of whom is nominated for election as a director, are “independent” as such term is defined by the applicable listing standards of The NASDAQ Stock Market LLC (“Nasdaq”). Our Board of Directors based this determination primarily on a review of the responses of the Directors to questionnaires regarding their employment, affiliations and family and other relationships.

Corporate Governance

Pursuant to our Certificate of Incorporation and Bylaws, our business and affairs are managed under the direction of the Board of Directors. Members of the Board of Directors are kept informed of our business through discussions with senior management, by reviewing materials provided to them and by participating in meetings of the Board of Directors and its committees.

The Board of Directors held four meetings in 2019, and each current director who served as a director during 2019, attended at least 75% of the meetings of the Board of Directors and each of the committees on which he or she served.

We typically schedule a meeting of the Board of Directors in conjunction with our Annual Meeting and expect that all directors will attend, absent a valid reason, such as a scheduled conflict. Last year, all of the individuals then serving as directors attended the 2019 Annual Meeting in person, other than Keith L. Brownlie, CPA, who did not stand for re-election.

Code of Ethics

We have adopted a code of ethics that applies to all of our executive officers and senior financial officers (including our chief executive officer, chief financial officer, chief accounting officer and any person performing similar functions). A copy of our code of ethics is publicly available on our website at www.soligenix.com under the “Investors – Corporate Governance” section. If we make any substantive amendments to our code of ethics or grant any waiver, including any implicit waiver, from a provision of the code to our chief executive officer, chief financial officer or chief accounting officer, we will disclose the nature of such amendment or waiver in a Current Report on Form 8-K.

Committees of the Board of Directors

Our Board of Directors has the following three committees: (1) Compensation, (2) Audit and (3) Nominating and Corporate Governance. Our Board of Directors has adopted a written charter for each of these committees, which are available on our website at www.soligenix.com under the “Investors – Corporate Governance” section.

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Gregg A. Lapointe, CPA
Diane L. Parks, MBA
Robert J. Rubin, MD
Jerome B. Zeldis, MD, PhD

– Committee Chair

– Member

Audit Committee

Our Board of Directors has an Audit Committee, which is comprised of Mr. Lapointe (Chair), Ms. Parks and Dr. Rubin. The Audit Committee assists our Board of Directors in monitoring the financial reporting process, the internal control structure and the independent registered public accounting firm. Its primary duties are to serve as an independent and objective party to monitor the financial reporting process and internal control system, to review and appraise the audit effort of the independent registered public accounting firm and to provide an open avenue of communication among the independent registered public accounting firm, financial and senior management, and our Board of Directors. Our Board of Directors has determined that Mr. Lapointe, Ms. Parks and Dr. Rubin, each of whom is nominated for election as a director, are “independent” directors, within the meaning of applicable listing standards of Nasdaq and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations thereunder. Our Board of Directors has also determined that the members of the Audit Committee are qualified to serve on the committee and have the experience and knowledge to perform the duties required of the committee and that Mr. Lapointe qualifies as an “audit committee financial expert” as that term is defined in the applicable rules and regulations of the Exchange Act and Nasdaq. The Audit Committee met five times during the fiscal year ended December 31, 2019.

Compensation Committee

Our Board of Directors has a Compensation Committee, which is comprised of Dr. Rubin (Chair), Mr. Lapointe and Dr. Zeldis. The Compensation Committee is responsible for reviewing and approving the executive compensation program, assessing executive performance, setting salary, making grants of annual incentive compensation and approving certain employment agreements. Our Board of Directors has determined that Dr. Rubin, Mr. Lapointe and Dr. Zeldis are “independent” directors within the meaning of applicable listing standards of Nasdaq and the Exchange Act and the rules and regulations thereunder. The Compensation Committee met one time during the fiscal year ended December 31, 2019.

Nominating and Corporate Governance Committee

Our Board of Directors has a Nominating and Corporate Governance Committee (“Nominating Committee”), which is comprised of Dr. Zeldis (Chair), Mr. Lapointe and Ms. Parks. The Nominating Committee makes recommendations to the Board of Directors regarding the size and composition of our Board of Directors, establishes procedures for the nomination process, identifies and recommends candidates for election to our Board of Directors. Our Board of Directors has determined that Dr. Zeldis, Mr. Lapointe and Ms. Parks, each of whom is nominated for election as a director, are “independent” directors, as such term is defined by the applicable Nasdaq listing standards. The Nominating Committee met one time during the fiscal year ended December 31, 2019.

In considering candidates for the Board of Directors, the Nominating Committee considers the entirety of each candidate’s credentials and does not have any specific minimum qualifications that must be met by a nominee. However, the Nominating Committee believes that all members of the Board of Directors should have the highest character and integrity, a reputation for working constructively with others, sufficient time to devote to Board of Directors matters, and no conflict of interest that would interfere with performance as a director. In the case of current directors being considered for nomination, the Nominating Committee also takes into account the director’s history of attendance at meetings of the Board of Directors or its committees, the director’s tenure as a member of the Board of Directors, and the director’s preparation for and participation in such meetings.

Stockholders who wish to suggest qualified candidates should write to the Office of the Secretary, Soligenix, Inc., 29 Emmons Drive, Suite B-10, Princeton, New Jersey 08540, specifying the name of the candidates and stating in detail the qualifications of such persons for consideration by the Nominating Committee. A written statement from the candidate consenting to be named as a candidate and, if nominated and elected, to serve as a director should accompany any such recommendation. Stockholders who wish to nominate a candidate for election at an Annual Meeting of Stockholders must otherwise comply with our Bylaws regarding stockholder proposals and nominations. See “Deadline for Stockholder Proposals” contained herein.

Diversity Considerations in Identifying Director Nominees

We do not have a formal diversity policy or set of guidelines in selecting and appointing directors that comprise our Board of Directors. However, when making recommendations to our Board of Directors regarding the size and composition of our Board of Directors, our Nominating Committee does consider each individual director’s qualifications, skills, business experience and capacity to serve as a director and the diversity of these attributes for the Board of Directors as a whole.

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Report of the Audit Committee of the Board of Directors (1)

The Audit Committee submits the following report for the year ended December 31, 2019:

The Audit Committee has reviewed and discussed with both management and the independent registered public accounting firm the audited consolidated financial statements as of and for the year ended December 31, 2019. The Audit Committee’s review included discussion with the auditors of the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board.

The Audit Committee has received the written disclosures and the letter from the independent auditors required by Public Company Accounting Oversight Board Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and has discussed with the independent auditors matters relating to the auditors’ independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements referred to above be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 for filing with the United States Securities and Exchange Commission (the “SEC”).

Submitted by the Audit Committee,

/s/ Gregg A. Lapointe (Chair of Audit Committee)
/s/ Robert J. Rubin

Risk Oversight

The Board of Directors has an active role, as a whole and also at the committee level, in overseeing management of our risks. The Board of Directors regularly reviews information regarding our strategy, finances and operations, as well as the risks associated with each. The Audit Committee is responsible for oversight of our risks relating to accounting matters, financial reporting, internal controls and legal and regulatory compliance. The Audit Committee undertakes, at least annually, a review to evaluate these risks. The members then meet with management responsible for such area, including our Chief Financial Officer, and report to the Audit Committee on any matters identified during such discussions with management. In addition, the Compensation Committee considers risks related to the attraction and retention of talent as well as risks relating to the design of compensation programs and arrangements. In addition, the Nominating Committee manages risks associated with the independence of the Board of Directors. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed through committee reports about such risks. The full Board of Directors considers strategic risks and opportunities and regularly receives detailed reports from the committees regarding risk oversight in their respective areas of responsibility.

Recommendation of the Board of Directors

The Board of Directors recommends that you vote “FOR ALL” in the election of directors.

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(1)	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

PROPOSAL 2

AMENDMENT TO OUR CERTIFICATE OF
INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES

General

Our Certificate of Incorporation currently provides for 50,000,000 shares of authorized Common Stock. Our Board of Directors has adopted a resolution to amend our Certificate of Incorporation to increase the authorized number of shares of Common Stock to 75,000,000, subject to stockholder approval of the amendment. No changes will be made to the number of authorized shares of our preferred stock.

The proposed amendment to our Certificate of Incorporation will be effected by amending the introductory paragraphs of Article IV thereof to read in full as follows:

“The total number of shares of capital stock of all classes which the Corporation shall have authority to issue is seventy five million three hundred fifty thousand (75,350,000) shares, of which (a) seventy five million (75,000,000) shares, of par value of $.001 per share, shall be of a class designated “Common Stock,” (b) two hundred thirty thousand (230,000) shares, of a par value of $.001 per share, shall be of a class designated “Preferred Stock,” (c) ten thousand (10,000) shares, of a par value of $.05 per share, shall be of a class designated “Series B Convertible Preferred Stock,” ten thousand (10,000) shares, of a par value of $.05 per share, shall be of a class designated “Series C Convertible Preferred Stock,” and (d) one hundred thousand (100,000) shares, of a par value of $.001 per share, shall be designated “Series A Junior Participating Preferred Stock.”

The designations, powers, preferences, privileges, and relative, participating, option, or other special rights and qualifications, limitations, or restrictions of the above classes of capital stock shall be as follows:”

A copy of the proposed amendment to our Certificate of Incorporation is set forth in Annex A attached hereto.

Purpose of Amendment

Our Board of Directors believes that the proposed increase in the number of shares available for issuance under our Certificate of Incorporation is required to continue to operate our business efficiently. When practical, we may attempt to fund our late-stage clinical trials and other business development activities through the issuance of shares, which we believe may be less dilutive to stockholders than funding these activities from the proceeds of typical equity financings. Currently, the Company is limited to 13,661,659 shares of Common Stock available, the details from which this number is derived are provided below.

As of July 20, 2020, we had 28,960,044 shares of Common Stock outstanding. In addition, as of such date, 5,886,817 shares were reserved for issuance upon exercise of outstanding warrants and 1,491,480 shares were reserved for issuance upon exercise of presently outstanding options under our 2005 Equity Incentive Plan and options granted under our 2015 Equity Incentive Plan (the “2015 Plan”). Based upon the foregoing number of outstanding and reserved shares of Common Stock, we have 13,661,659 shares remaining available for other purposes. We also have 658,701 shares available for future option grants under the 2015 Plan and zero shares available for future option grants under the 2005 Equity Incentive Plan.

The proposed increase in the number of shares available for issuance under our Certificate of Incorporation is intended to provide the Board of Directors with authority, without further action of the stockholders, to issue the additional shares of Common Stock, from time to time in such amounts as the Board of Directors deems necessary. Without limitation of the foregoing, the additional shares may be issued in connection with (1) the achievement of clinical development milestones under license or purchase agreements, (2) strategic partnering and/or acquisition transactions involving the issuance of our securities as well as to meet long-term corporate objectives, and (3) capital raising transactions through the sale of Common Stock and/or securities convertible into or exercisable for Common Stock in the private and/or public equity markets to support a higher level of growth, respond to competitive pressures, develop new products and services and support new strategic partnership expenditures.

Further, on September 3, 2014, we entered into an asset purchase agreement with Hy Biopharma, Inc. (“Hy Biopharma”), pursuant to which we purchased certain assets, properties and rights related to the development of Hy Biopharma’s synthetic hypericin product candidate for the treatment of cutaneous T-cell lymphoma (“CTCL”), which we refer to as SGX301, from Hy Biopharma. Pursuant to the purchase agreement, we are required to issue up to $5 million worth of Common Stock (subject to a cap equal to 19.99% of issued and outstanding Common Stock) upon attainment of the last specified milestone. The number of shares that we may issue under the purchase agreement will fluctuate based on the market price of our Common Stock.

The last milestone payment will be payable if SGX301 is approved for the treatment of CTCL by either the U.S. Food and Drug Administration (the “FDA”) or the European Medicines Agency. We previously announced positive top-line results when the SGX301 pivotal Phase 3 FLASH study achieved statistical significance (p=0.04) in its primary endpoint over the first 6 week treatment cycle (Cycle 1) in March (available at ir.soligenix.com). The positive response rate continued to increase after 12 weeks of treatment (Cycle 2) to 40% (p<0.0001 compared to placebo and p<0.0001 compared to 6-weeks treatment), which was announced in April 2020 (available at ir.soligenix.com). Additional data from the FLASH study is anticipated in the second half of 2020. At which time, the Company will prepare a new drug application for submission to the FDA to pursue marketing approval.

If we do not have a sufficient number of shares to satisfy our obligations under the purchase agreement, we will be in breach of the agreement and may be found liable for damages (including damages in excess of the value of the shares we are obligated to issue).

The need to increase the authorized shares is primarily driven by (a) our obligations under the purchase agreement with Hy Biopharma and (b) our desire to have sufficient shares available for possible merger and acquisition activities, and other corporate development objectives that may occur over the coming years. However, other than the potential issuances to Hy Biopharma, we have no present plans to engage in such activities.

In the absence of a proportionate increase in our earnings and book value, an increase in the aggregate number of outstanding shares of Common Stock caused by the issuance of the additional shares would dilute the earnings per share (including projected future earnings per share) and book value per share of all outstanding shares of our Common Stock. If such factors were reflected in the price per share of the Common Stock, the potential realizable value of a stockholder’s investment could be adversely affected. An issuance of additional shares of Common Stock could therefore have an adverse effect on the potential realizable value of a stockholder’s investment. The holders of outstanding shares of Common Stock have no preemptive rights to purchase additional shares.

The proposed increase in the authorized number of shares of Common Stock could have other effects on our stockholders. The increase could deter takeovers, in that additional shares could be issued (within the limits imposed by applicable law) in one or more transactions that could make a change in control or takeover of us more difficult. For example, additional shares could be issued by us so as to dilute the stock ownership or voting rights of persons seeking to obtain control. Similarly, the issuance of additional shares to certain persons allied with our management could have the effect of making it more difficult to remove our current management by diluting the stock ownership or voting rights of persons seeking to cause such removal.

Recommendation of the Board of Directors

The Board of Directors recommends that you vote “FOR” the approval of the amendment to our Second Amended and Restated Certificate of Incorporation.

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PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) requires companies that are subject to the SEC’s proxy rules and regulations to hold a stockholder vote to approve, on an advisory (non-binding) basis, the compensation of their named executive officers as disclosed in their proxy statements in accordance with the SEC’s rules.

As described under the heading “Executive Compensation,” our executive compensation programs are designed to attract, motivate, and retain our executive officers, who are critical to our success. Under these programs, our executive officers are rewarded for the achievement of annual, long-term and strategic goals, and corporate goals. Please read the “Executive Compensation” section beginning on page 20 for additional details about our executive compensation programs, including information about the fiscal year 2019 compensation of our Chief Executive Officer and each of the three other most highly compensated executive officers during 2019 who were serving as executive officers at the end of such year (collectively, the “Named Executive Officers”).

The Compensation Committee continually reviews the compensation programs for our Named Executive Officers to ensure they achieve the desired goals of aligning our executive compensation structure with our stockholders’ interests and current market practices. The Compensation Committee believes the Company’s executive compensation programs have been effective at incentivizing the achievement of financial performance and returns to stockholders.

We are asking our stockholders to indicate their support for our Named Executive Officers’ compensation as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our Named Executive Officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we will ask our stockholders to vote “FOR” the following resolution at the 2020 Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2020 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the 2019 Summary Compensation Table and the other related tables and disclosure.”

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board of Directors. Our Board of Directors and our Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the Named Executive Officers’ compensation as disclosed in this Proxy Statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns. In addition to the advisory vote on executive compensation, we are committed to ongoing engagement with our stockholders on executive compensation and corporate governance issues.

At the 2019 Annual Meeting of Stockholders, approximately 94% of the votes cast on the advisory vote on the executive compensation proposal were cast in favor of our Named Executive Officers’ compensation as disclosed in the proxy statement for last year’s meeting. Our Board of Directors and the Compensation Committee reviewed these final vote results and determined that, given the level of support, our Company should maintain the components of our compensation program.

We have determined that our stockholders should vote on a say-on-pay proposal each year, consistent with the preference expressed by our stockholders at the 2019 Annual Meeting of Stockholders.

Recommendation of the Board of Directors

The Board of Directors recommends that you vote “FOR” the executive compensation as described in this Proxy Statement.

PROPOSAL 4

RATIFICATION OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors has appointed EisnerAmper LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020 to audit our financial statements for the year ending December 31, 2020 and to render other professional services as required, at the remuneration to be determined by the Audit Committee of the Board of Directors. A representative of EisnerAmper LLP is expected to be available at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

We are asking our stockholders to ratify the selection of EisnerAmper LLP as our independent registered public accounting firm. Although ratification is not required by our Certificate of Incorporation, Bylaws or otherwise, the Board of Directors is submitting the selection of EisnerAmper LLP to our stockholders for ratification because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate practice. If the appointment is not ratified, the Audit Committee will consider whether it is appropriate to select another registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and those of our stockholders.

The affirmative vote of the holders of a majority of the shares of Common Stock voted at the Annual Meeting is necessary to ratify the selection of EisnerAmper LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020.

Principal Accounting Fees and Services

The following table highlights the aggregate fees billed by EisnerAmper LLP during each of the two years ended December 31, 2019.

	2019	2018
Audit Fees	$146,490	$178,800
Audit-Related Fees	—	—
Tax Fees	12,250	9,890
All Other	—	—
Total	$158,740	$188,690

Audit Fees

This category includes the fees for the examination of our consolidated financial statements, review of our Annual Report on Form 10-K and the quarterly reviews of the interim financial statements included in our Quarterly Reports on Form 10-Q, the issuance of comfort letters, provision of consents and review of other documents filed with the SEC.

Audit-Related Fees

This category consists of services that are closely related to the financial audit process and primarily consists of review of reports filed and to be filed with the SEC and accounting advice relating thereto, and audits in connection with consummated acquisitions.

Our principal accountants did not bill us for any audit-related services during either of the two years ended December 31, 2019.

Tax Fees

This category relates to professional services for tax compliance, tax advice, and tax planning.

Other Fees

Our principal accountants did not bill us for any services or products other than as reported above during each of the two years.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy that requires advance approval of all audit services and permitted non-audit services to be provided by the independent auditor as required by the Exchange Act. The Audit Committee must approve the permitted service before the independent auditor is engaged to perform it. The Audit Committee approved all of the services described above in accordance with its pre-approval policies and procedures. The Audit Committee gives due consideration to the potential effect of non-audit services on maintaining the auditors’ independence.

Recommendation of the Board of Directors

The Board of Directors recommends that you vote “FOR” ratification of EisnerAmper LLP as our independent registered public accounting firm for the year ending December 31, 2020.

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SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The table below provides information regarding the beneficial ownership of the Common Stock as of July 20, 2020, of (1) each person or entity that we know owns beneficially 5% or more of the shares of our outstanding Common Stock, (2) each of our directors, (3) each of the Named Executive Officers, and (4) our directors and officers as a group. Except as otherwise indicated, and subject to applicable community property laws, we believe the persons named in the table have sole voting and investment power with respect to all shares of Common Stock held by them.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned **	Percent of Class
ACT Capital Management, LLLP (1)	1,506,500	5.17%
Christopher J. Schaber (2)	308,925	1.06%
Gregg A. Lapointe (3)	80,008	*
Diane L. Parks (4)	60,868	*
Robert J. Rubin (5)	83,282	*
Jerome B. Zeldis (6)	95,149	*
Oreola Donini (7)	125,068	*
Jonathan Guarino (8)	24,375	*
Richard Straube (9)	115,443	*
All directors and executive officers as a group (8 persons) (10)	879,616	3.00%

(1)	On February 7, 2020, ACT Capital Management, LLLP, on behalf of itself and Amir L. Ecker and Carol G. Frankenfield, filed Amendment No. 4 to Schedule 13G with the SEC (as amended, the “Schedule 13G”). The Schedule 13G states that Amir L. Ecker and Carol G. Frankenfield are the General Partners of ACT Capital Management, LLLP and that investment decisions made on behalf of ACT Capital Management, LLLP are made primarily by its General Partners. The Schedule 13G indicates that (a) ACT Capital Management, LLLP has sole voting and dispositive power with respect to 277,500 shares and shared dispositive power with respect to 1,221,499 shares; (b) Amir L. Ecker has sole voting power with respect to 635,999 shares, shared voting power with respect to 358,999 shares and shared dispositive power with respect 1,221,499 shares and (c) Carol G. Frankenfield has shared voting power with respect to 377,500 shares and shared dispositive power with respect 1,221,499 shares. The address of the principal business office of ACT Capital Management, LLLP, Amir L. Ecker and Carol G. Frankenfield is 100 W. Lancaster Ave., Suite 110, Wayne, PA 19087.

(2)	Includes 53,095 shares of Common Stock owned by Dr. Schaber, options to purchase 236,075 shares of Common Stock exercisable within 60 days of July 20, 2020 and warrants to purchase up to 19,755 shares of Common Stock exercisable within 60 days of July 20, 2020. The address of Dr. Schaber is c/o Soligenix, 29 Emmons Drive, Suite B-10, Princeton, New Jersey 08540.

(3)	Includes 7,379 shares of Common Stock and options to purchase 72,629 shares of Common Stock exercisable within 60 days of July 20, 2020. The address of Mr. Lapointe is c/o Soligenix, 29 Emmons Drive, Suite B-10, Princeton, New Jersey 08540.

(4)	Includes 14,940 shares of Common Stock and options to purchase 45,928 shares of Common Stock exercisable within 60 days of July 20, 2020. The address of Ms. Parks is c/o Soligenix, 29 Emmons Drive, Suite B-10, Princeton, New Jersey 08540.

(5)	Includes 4,385 shares of Common Stock, options to purchase 74,941 shares of Common Stock exercisable within 60 days of July 20, 2020, and warrants to purchase up to 3,956 shares of Common Stock exercisable within 60 days of July 20, 2020. The address of Dr. Rubin is c/o Soligenix, 29 Emmons Drive, Suite B-10, Princeton, New Jersey 08540.

(6)	Includes 22,917 shares of Common Stock and options to purchase 72,232 shares of Common Stock exercisable within 60 days of July 20, 2020. The address of Dr. Zeldis is c/o Soligenix, 29 Emmons Drive, Suite B-10, Princeton, New Jersey 08540.

(7)	Includes options to purchase 125,068 shares of Common Stock owned by Dr. Donini exercisable within 60 days of July 20, 2020. The address of Dr. Donini is c/o Soligenix, 29 Emmons Drive, Suite B-10, Princeton, New Jersey 08540.

(8)	Includes options to purchase 24,375 shares of Common Stock owned by Mr. Guarino exercisable within 60 days of July 20, 2020. The address of Mr. Guarino is c/o Soligenix, 29 Emmons Drive, Suite B-10, Princeton, New Jersey 08540.

(9)	Includes options to purchase 115,443 shares of Common Stock owned by Dr. Straube exercisable within 60 days of July 20, 2020. The address of Dr. Straube is c/o Soligenix, 29 Emmons Drive, Suite B-10, Princeton, New Jersey 08540.

(10)	Includes 102,716 shares of Common Stock, options to purchase 766,690 shares of Common Stock exercisable within 60 days of July 20, 2020 and warrants to purchase up to 23,711 shares of Common Stock exercisable within 60 days of July 20, 2020.

*	Indicates less than 1%.

**	Beneficial ownership is determined in accordance with the rules of the SEC. Shares of Common Stock subject to options or warrants currently exercisable or exercisable within 60 days of July 20, 2020 are deemed outstanding for computing the percentage ownership of the stockholder holding the options or warrants, but are not deemed outstanding for computing the percentage ownership of any other stockholder. Percentage of ownership is based on 28,960,044 shares of Common Stock outstanding as of July 20, 2020.

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Equity Compensation Plan Information

In December 2005, our Board of Directors approved the 2005 Equity Incentive Plan, which was approved by stockholders on December 29, 2005. The maximum number of shares of our Common Stock available for issuance under the 2005 Equity Incentive Plan is 300,000 shares. In April 2015, our Board of Directors approved the 2015 Plan, which was approved by stockholders on June 18, 2015. The maximum number of shares of our Common Stock available for issuance under the 2005 Equity Incentive Plan is 2,000,000 shares.

The following table sets forth certain information as of December 31, 2019, with respect to compensation plans (including individual compensation arrangements) under which our equity securities are authorized for issuance under:

●	all compensation plans previously approved by our security holders; and

●	all compensation plans not previously approved by our security holders.

All share numbers in this paragraph and in the following table have been adjusted for the one-for-ten reverse stock split effective October 7, 2016.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in the first column)
Equity compensation plans approved by security holders (1)	1,506,972	$3.77	663,709
Equity compensation plans not approved by security holders	—	—	—
Total	1,506,972	$3.77	663,709

(1)	Includes our 2005 Equity Incentive Plan and our 2015 Plan. Our 2005 Equity Incentive Plan expired in 2015 and thus no securities remain available for future issuance under that plan.

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EXECUTIVE OFFICERS

The table below contains information regarding our executive officers. The ages of individuals are provided as of July 20, 2020:

Name	Age	Position
Christopher J. Schaber, PhD (1)	53	Chairman of the Board, Chief Executive Officer and President
Oreola Donini, PhD	48	Chief Scientific Officer and Senior Vice President
Jonathan Guarino, CPA, CGMA	48	Chief Financial Officer, Senior Vice President and Corporate Secretary
Richard Straube, MD	68	Chief Medical Officer and Senior Vice President

(1)	For biographical information regarding Dr. Schaber, see “Proposal 1 — Election of Directors.”

Oreola Donini, PhD has been with our company since August 2013 and is currently our Chief Scientific Officer and Senior Vice President, a position she has held since December 2014. Dr. Donini served as our Vice President of Preclinical Research and Development from August 2013 until December 2014. She has more than 20 years’ experience in drug discovery and preclinical development with start-up biotechnology companies. From 2012 to 2013, Dr. Donini worked with ESSA Pharma Inc. as Vice President Research and Development. From 2004 to 2013, Dr. Donini worked with Inimex Pharmaceuticals Inc. (“Inimex”), lastly as Senior Director of Preclinical R&D from 2007-2013. Prior to joining Inimex, she worked with Kinetek Pharmaceuticals Inc., developing therapies for infectious disease, cancer and cancer supportive care. Dr. Donini is a co-inventor and leader of our SGX94 innate defense regulator technology, developed by Inimex and subsequently acquired by us. She was responsible for overseeing the manufacturing and preclinical testing of SGX94, which demonstrated efficacy in combating bacterial infections and mitigating the effects of tissue damage due to trauma, infection, radiation and/or chemotherapy treatment. These preclinical studies resulted in a successful Phase 1 clinical study and clearance of Phase 2 protocols for oral mucositis in head and neck cancer and acute bacterial skin and skin structure infections. While with ESSA Pharma Inc. as the Vice President of Research and Development, Dr. Donini led the preclinical testing of a novel N-terminal domain inhibitor of the androgen receptor for the treatment of prostate cancer. While with Kinetek Pharmaceuticals Inc., her work related to the discovery of novel kinase and phosphatase inhibitors for the treatment of cancer. Dr. Donini received her PhD from Queen’s University in Kinston, Ontario, Canada and completed her post-doctoral work at the University of California, San Francisco. Her research has spanned drug discovery, preclinical development, manufacturing and clinical development in infectious disease, cancer and cancer supportive care.

Jonathan Guarino, CPA, CGMA has been with our company since September 2019 and is currently our Senior Vice President and Chief Financial Officer. Mr. Guarino has had significant experience with both development-stage and commercial companies. From September 2016 to July 2019, he served as Corporate Controller for Hepion Pharmaceuticals, Inc. (formerly ContraVir Pharmaceuticals, Inc.), a New Jersey-based public biotechnology company, where he contributed to the establishment of the financial infrastructure, as well as assisted with capital fund-raising and debt financings. He worked as Controller for Suite K Value Added Services LLC from August 2015 to September 2016 and as a senior manager of technical accounting for Covance, Inc., from June 2014 to May 2015 Prior to these positions, he held accounting and finance positions of increasing importance with several companies, including PricewaterhouseCoopers LLP, BlackRock, Inc. and Barnes & Noble, Inc. Mr. Guarino is a CPA (certified public accountant) and CGMA (chartered global management accountant), who received his BS in Business from Montclair State University.

Richard Straube, MD has been with our company since January 2014 and is currently our Senior Vice President and Chief Medical Officer. Dr. Straube is a board-certified pediatrician with 36 years’ experience in both academia and industry, including clinical research experience in host-response modulation. From 2009 until joining our company, he was Chief Medical Officer of Stealth Peptides Incorporated, a privately-held, clinical stage, biopharmaceutical company. Prior to joining us, Dr. Straube served from 1988 to 1993 in various capacities, including most recently as Senior Director, Infectious Diseases and Immunology, Clinical Research, for Centocor, Inc., a privately-held biopharmaceutical company focused on developing monoclonal antibody-based diagnostics. While at Centocor, Inc., Dr. Straube was responsible for the initial anti-cytokine and anti-endotoxin programs targeted at ameliorating inappropriate host responses to infectious and immunologic challenges. Programs that he managed at Centocor, Inc. include assessments of immunomodulation using monoclonal removal of inciting molecular triggers, removal of internal immune-messengers, augmentation of normal host defenses, and maintenance of normal sub-cellular function in the face of injury. From 1993 to 1995, Dr. Straube was Director of Medical Affairs at T-cell Sciences, Inc., a privately-held biotechnology company. From 1995 to 1997, he was Director of Clinical Investigations of the Pharmaceutical Products Division of Ohmeda Corp., a privately-held biopharmaceutical company. He served from 1998 to 2007 as Executive Vice President of Research and Development and Chief Scientific Officer at INO Therapeutics LLC, a privately-held biotherapeutics company, where he was responsible for the clinical trials and subsequent approval of inhaled nitric oxide for the treatment of persistent pulmonary hypertension of the newborn. From 2007 to 2009, Dr. Straube was the Chief Medical Officer at Critical Biologics Corporation, a privately-held biotechnology company. Dr. Straube received his medical degree and residency training at the University of Chicago, completed a joint adult and pediatrician infectious diseases fellowship at the University of California, San Diego (“UCSD”), and as a Milbank Scholar completed training in clinical trial design at the London School of Hygiene and Tropical Medicine. While on the faculty at the UCSD Medical Center, his research focused on interventional studies for serious viral infections.

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EXECUTIVE COMPENSATION

Overview of 2019 Executive Compensation Program

The table below summarizes the elements of the Company’s 2019 executive compensation program and the objectives served by each element. We used multiple metrics in our 2019 compensation program to provide a more complete view of performance, which we intended to capture key business objectives.

Type	Component	Objective
Fixed Compensation	Base Salary	●	Provide a competitive fixed payment to the executive for service to our Company, set at a level that allows us to attract and retain top talent.
	Benefits & Perquisites	●	Provide benefits that are competitive and enable us to attract and retain top executive talent.
Performance-Based Compensation	Long-Term Incentive Awards	●	Align the compensation of executives with the financial and operational performance of our Company and the value delivered to stockholders over the longer term.
		●	Reward for increases in stock price over the longer term.
		●	Provide strong retention value to executives in the service of our Company over the longer term and keep executives focused on the delivery of financial and operational performance and increases in stockholder value.
	Annual Cash Incentive Awards	●	Align the compensation of executives with the annual financial and operational performance of our Company and its achievement of annual objectives.

Executive Compensation Review

In 2018, in furtherance of our compensation philosophy and objectives, the Compensation Committee engaged Setren Smallberg & Associates (“SS&A”), an outside executive compensation consulting firm determined to be independent by the Compensation Committee, to conduct a review of, and recommend changes to, our compensation program for our executive officers. A representative of SS&A attended Compensation Committee meetings at the invitation of the Compensation Committee Chairman and was also in direct contact with the Compensation Committee and our management from time to time. SS&A provided the Compensation Committee with assistance and advice in the review of our salary structure, annual and equity incentive awards and other related executive pay issues. In addition, SS&A provided advice regarding marketplace trends and best practices relating to competitive pay levels.

SS&A did not provide any services to us other than its services as the Compensation Committee’s independent compensation consultant, and SS&A did not receive any fees or compensation from us other than the fee it received as the independent compensation consultant. Except as described above, SS&A did not provide any services to us in 2018 or 2019. The Compensation Committee confirmed that SS&A’s work for the Compensation Committee did not create any conflicts of interest.

Summary Compensation

The following table contains information concerning the compensation paid during each of the two years ended December 31, 2019 to our Named Executive Officers.

Name	Position	Year	Salary	Bonus	Option Awards	All Other Compensation	Total
Christopher J. Schaber (1)	CEO &	2019	$466,117	$111,868	$83,415	$26,749	$688,149
	President	2018	$452,541	$94,128	$39,142	$32,781	$618,592

Oreola Donini (2)	CSO &	2019	$241,500	$47,817	$45,164	$4,619	$339,100
	Senior VP	2018	$230,000	$41,124	$26,095	$4,619	$301,838

Jonathan Guarino (3)	CFO &	2019	$68,750	$13,041	$32,255	$8,437	$122,483
	Senior VP

Richard C. Straube (4)	CMO &	2019	$212,352	$30,090	$22,582	$13,636	$278,659
	Senior VP	2018	$329,521	$53,975	$26,095	$22,116	$431,707

(1)	Dr. Schaber deferred the payment of his 2019 bonus of $111,868 until January 15, 2020. Option awards figure includes the value of Common Stock option awards at grant date as calculated under FASB ASC 718. Other compensation represents health insurance costs paid by us.

(2)

Dr. Donini deferred the payment of her 2019 bonus of $47,817 until January 15, 2020. Option awards figure includes the value of Common Stock option awards at grant date as calculated under FASB ASC 718. Other compensation represents health insurance costs paid by us.

(3)	Mr. Guarino deferred the payment of his 2019 bonus of $13,041 until January 15, 2020. Option awards figure includes the value of Common Stock option awards at grant date as calculated under FASB ASC 718. Other compensation represents health insurance costs paid by us. Mr. Guarino joined the Company on September 9, 2019.

(4)	Dr. Straube deferred the payment of his 2019 bonus of $30,090 until January 15, 2020. Option awards figure includes the value of Common Stock option awards at grant date as calculated under FASB ASC 718. Other compensation represents health insurance costs paid by us.

Employment and Severance Agreements

Christopher J. Schaber, PhD

In August 2006, we entered into a three-year employment agreement with Christopher J. Schaber, PhD. Pursuant to this employment agreement we agreed to pay Dr. Schaber a base salary of $300,000 per year and a minimum annual bonus of $100,000. Dr. Schaber’s employment agreement automatically renews every three years, unless otherwise terminated, and was automatically renewed in December 2007, December 2010, December 2013 and December 2016 for an additional term of three years. We agreed to issue him options to purchase 12,500 shares of our Common Stock, with one third immediately vesting and the remainder vesting over three years. Upon termination without “Just Cause” as defined by this agreement, we would pay Dr. Schaber nine months of severance, as well as any accrued bonuses, accrued vacation, and we would provide health insurance and life insurance benefits for Dr. Schaber and his dependents. No unvested options shall vest beyond the termination date. Dr. Schaber’s monetary compensation (base salary of $300,000 and bonus of $100,000) remained unchanged from 2006 with the 2007 renewal. Upon a change in control of our Company due to merger or acquisition, all of Dr. Schaber’s options shall become fully vested, and be exercisable for a period of five years after such change in control (unless they would have expired sooner pursuant to their terms). In the event of his death during the term of the agreement, all of his unvested options shall immediately vest and remain exercisable for the remainder of their term and become the property of Dr. Schaber’s immediate family.

In January 2020, our Board of Directors authorized an amendment to Dr. Schaber’s employment agreement to increase the number of shares of Common Stock from 5,000 to 500,000, issuable to Dr. Schaber immediately prior to the completion of a transaction or series or a combination of related transactions negotiated by our Board of Directors whereby, directly or indirectly, a majority of our capital stock or a majority of our assets are transferred from us and/or our stockholders to a third party.

On June 22, 2011, the Compensation Committee eliminated his fixed minimum annual bonus payable and revised it to an annual targeted bonus of 40% of his annual base salary. On December 7, 2017, the Compensation Committee approved an increase in salary for Dr. Schaber to $452,541. On December 13, 2018, the Compensation Committee approved an increase in salary for Dr. Schaber to $466,117. On December 12, 2019, the Compensation Committee approved an increase in salary for Dr. Schaber to $475,439.

Oreola Donini, PhD

In July 2013, we entered into a one-year employment agreement with Oreola Donini, PhD, our Vice President Preclinical Research & Development. Pursuant to the agreement, we have agreed to pay Dr. Donini $170,000 (CAD) per year and a targeted annual bonus of 20% of base salary. We also agreed to issue her options to purchase 40,000 shares of our Common Stock with one-quarter immediately vesting and the remainder vesting over three years. Dr. Donini’s employment agreement automatically renews each year, unless otherwise terminated, and has automatically renewed each year since execution. Upon termination without “Just Cause”, as defined in Dr. Donini’s employment agreement, we would pay Dr. Donini three months of severance, accrued bonuses and vacation, and health insurance benefits. No unvested options vest beyond the termination date. In December 2014, Dr. Donini was named Chief Scientific Officer and Senior Vice President. Upon Dr. Donini’s promotion to Chief Scientific Officer, the Compensation Committee increased her targeted bonus to 30% of her annual base salary. On December 7, 2017, the Compensation Committee approved an increase in salary for Dr. Donini to $230,000. On December 13, 2018, the Compensation Committee approved an increase in salary for Dr. Donini to $241,500. On December 12, 2019, the Compensation Committee approved an increase in salary for Dr. Donini to $248,745.

Jonathan Guarino, CPA, CGMA

On September 9, 2019, we entered into a one-year employment agreement with Jonathan Guarino, CPA, CGMA, our Senior Vice President and Chief Financial Officer. Pursuant to the agreement, we agreed to pay Mr. Guarino $220,000 per year and a targeted annual bonus of 30% of base salary. We also issued him options to purchase 40,000 shares of our Common Stock with one-quarter immediately vesting and the remainder vesting over three years. Mr. Guarino’s employment agreement automatically renews each year, unless otherwise terminated. Upon termination without “Just Cause”, as defined in Mr. Guarino’s employment agreement, we would pay Mr. Guarino three months of severance, accrued salary, bonuses and vacation, and health insurance benefits. No unvested options vest beyond the termination date.

Richard Straube, MD

In December 2014, we entered into a one-year employment agreement with Richard C. Straube, MD, our Chief Medical Officer and Senior Vice President. Pursuant to the agreement, we agreed to pay Dr. Straube $300,000 per year and a targeted annual bonus of 30% of base salary. We also issued him options to purchase 10,000 shares of our Common Stock with one-third immediately vesting and the remainder vesting over three years. On March 26, 2019, we entered into an amendment to our employment agreement with Dr. Straube. Pursuant to the amended agreement, which amendment becomes effective as of April 1, 2019, Dr. Straube will be required to devote at least 20 hours per week to the performance of his duties and we will pay him $170,000 per year. The amended employment agreement automatically renews each year, unless otherwise terminated. Upon termination without “Just Cause”, as defined in the amended employment agreement, we would pay Dr. Straube one month of severance. No unvested options vest beyond the termination date. On December 7, 2017, the Compensation Committee approved an increase in salary for Dr. Straube to $329,521. On December 13, 2018, the Compensation Committee approved an increase in salary for Dr. Straube to $339,407. On December 12, 2019, the Compensation Committee approved an increase in salary for Dr. Straube to $173,400.

Outstanding Equity Awards at Fiscal Year-End

The following table contains information concerning unexercised options, stock that has not vested, and equity incentive plan awards for the Named Executive Officers outstanding at December 31, 2019, as adjusted for the reverse stock split of one-for-ten effective October 7, 2016. We have never issued Stock Appreciation Rights.

	Number of Securities Underlying Unexercised Options (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned	Option Exercise Price	Option Expiration
Name	Exercisable	Unexercisable	Options (#)	($)	Date
Christopher J. Schaber	11,000	-	-	$46.40	6/30/2020
	11,219	-	-	$6.40	11/30/2021
	13,000	-	-	$6.80	12/04/2022
	10,000	-	-	$20.10	12/04/2023
	10,000	-	-	$15.00	12/04/2024
	14,000	-	-	$11.30	12/30/2025
	47,142	12,858	12,858	$2.01	12/06/2027
	30,000	30,000	30,000	$0.97	12/12/2028
	26,250	33,750	33,750	$0.96	01/01/2029
	15,000	45,000	45,000	$1.24	12/11/2029

Oreola Donini	4,000	-	-	$15.60	8/14/2023
	2,000	-	-	$20.10	12/4/2023
	3,000	-	-	$15.00	12/4/2024
	7,000	-	-	$11.30	12/30/2025
	18,750	1,250	1,250	$2.67	3/30/2027
	26,254	8,746	8,746	$2.01	12/06/2027
	20,000	20,000	20,000	$0.97	12/13/2028
	15,000	45,000	45,000	$1.24	12/11/2029

Jonathan Guarino	12,500	27,500	27,500	$0.97	09/08/2029
	2,500	7,500	7,500	$1.24	12/11/2029

Richard C. Straube	10,000	-	-	$20.10	1/06/2024
	5,000	-	-	$15.00	12/04/2024
	7,000	-	-	$11.30	12/30/2025
	18,750	1,250	1,250	$2.67	3/30/2027
	26,254	8,746	8,746	$2.01	12/06/2027
	20,000	20,000	20,000	$0.97	12/13/2028
	7,500	22,500	22,500	$1.24	12/11/2029

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Compensation of Directors

The following table contains information concerning the compensation of the non-employee directors during the year ended December 31, 2019.

Name	Fees Earned Paid in Cash (1)	Option Awards (2)	Total
Gregg A. Lapointe	$49,864	$30,000	$79,864
Keith Brownlie (3)	$37,663	$-	$37,663
Diane L. Parks (3)	$18,410	$31,305	$49,715
Mark E. Pearson (3)	$42,364	$30,000	$72,364
Robert J. Rubin	$52,500	$30,000	$82,500
Jerome B. Zeldis	$50,000	$30,000	$80,000

(1)	Directors who are compensated as full-time employees receive no additional compensation for service on our Board of Directors. Each independent director who is not a full-time employee is paid $35,000 annually, on a prorated basis, for their service on our Board of Directors, the chairman of our Audit Committee is paid $15,000 annually, on a prorated basis, and the chairmen of our Compensation and Nominating Committees is paid $10,000 annually, on a prorated basis. Additionally, Audit Committee members are paid $7,500 annually and Compensation and Nominating Committee members are paid $5,000 annually. This compensation is paid quarterly.

(2)	We maintain a stock option grant program pursuant to the nonqualified stock option plan, whereby members of our Board of Directors or its committees who are not full-time employees receive an initial grant of fully vested options to purchase 1,500 shares of Common Stock. Upon re-election to the Board, each Board member will receive stock options with a value of $30,000, calculated using the closing price of the Common Stock on the trading day prior to the date of the annual meeting of our stockholders, which vest at the rate of 25% per quarter, commencing with the first quarter after each annual meeting of stockholders.

(3)	In July 2019, Ms. Parks was selected by the Nominating Committee and elected by the Board as a Director. Mr. Brownlie elected not to stand for re-election to the Board of Directors for the Annual meeting held on September 27, 2019, and Mr. Pearson resigned, for personal reasons, as a member of our Board of Directors, as well as all committees thereof, on March 31, 2020.

Consideration and Determination of Executive and Director Compensation

The Compensation Committee of the Board of Directors is comprised of Dr. Rubin (Chair), Mr. Lapointe, and Dr. Zeldis. The Board of Directors has determined that Dr. Rubin, Mr. Lapointe, and Dr. Zeldis are “independent” directors within the meaning of applicable listing standards of Nasdaq and the Exchange Act and the rules and regulations thereunder.

The Compensation Committee provides overall guidance on compensation and benefits policy. In addition, the Compensation Committee approves and monitors:

●	executive compensation and benefits programs;

●	executive employment agreements; and

●	our equity incentive plans.

The primary objectives of the Compensation Committee are to ensure that our executive compensation and benefits programs:

●	are competitive with other growing companies of similar size and business;

●	are effective in driving performance to achieve financial goals and create stockholder value;

●	are cost-efficient and fair to employees, management and stockholders; and

●	are designed to attract, motivate, reward, and retain the competent and talented executives needed.

To achieve these objectives, the Compensation Committee meets at least once and usually several times during each fiscal year to review the existing compensation and benefits programs and to consider modifications that seek to provide a direct relationship between executive compensation and sustained corporate performance.

The Compensation Committee makes executive compensation decisions on the basis of total remuneration and seeks to create an integrated total remuneration program structured to balance short and long-term financial goals. A significant amount of total compensation is comprised of bonus provisions which are specified in employment contracts and which are intended to align executive interest with stockholder interest.

The Compensation Committee recommends to the Board of Directors a salary within a designated range for the respective executives, which is based on merit, performance and length of service. Bonus provisions for all executives are based on increase (if any) of net incremental profit over prior year highest net profit.

Non-executive employees are granted stock options from time to time under our equity incentive plans, approved by the stockholders, also in order to motivate, reward, and retain them while meeting goals and allowing them to share in the growth.

Stock Ownership Policy

In April 2012, our Board of Directors adopted a stock ownership policy applicable to our non-employee directors to strengthen the link between director and stockholder interests. Pursuant to the stock ownership policy, each non-employee director is required to hold a minimum ownership position in the Common Stock equal to the annual cash compensation paid for service on the Board of Directors, exclusive of cash compensation paid for service as a chair or member of any committees of the Board of Directors.

Stock counted toward the ownership requirement includes Common Stock held by the director, unvested and vested restricted stock, and all shares of Common Stock beneficially owned by the director held in a trust and by a spouse and/or minor children of the director. The policy provides that the ownership requirement must be attained within three years after the later of June 21, 2012 and the date a director is first elected or appointed to the Board of Directors. To monitor progress toward meeting the requirement, the Nominating Committee will review director ownership levels at the end of March of each year. Non-employee directors are prohibited from selling any shares of Common Stock unless such director is in compliance with the stock ownership policy. A copy of our director compensation and stock ownership policy is publicly available on our website at www.soligenix.com under the “Investors – Corporate Governance” section.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

No member of our Compensation Committee is or has at any time during the past year been one of our officers or employees. None of our executive officers currently serves or in the past year has served as a member of the Board of Directors or Compensation Committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

Transactions with Related Persons

The Audit Committee is responsible for the review, approval and ratification of related party transactions. The Audit Committee reviews these transactions under our Code of Ethics, which governs conflicts of interests, among other matters, and is applicable to our employees, officers and directors.

We are party to a registration rights agreement with certain stockholders, including ACT Capital Management, LLLP, which beneficially owns 5% or more of the shares of our outstanding Common Stock, and Altamont Pharmaceutical Holdings, LLC, which at one point since January 1, 2019 beneficially owned 5% or more of the shares of our outstanding Common Stock but which beneficially owns less than 5% of our outstanding Common Stock as of July 20, 2020. The agreement provides that the stockholders have the right to require that we register its shares under the Securities Act of 1933, as amended (the “Securities Act”) for sale to the public, subject to certain conditions. The stockholders also have piggyback registration rights, which means that, if not already registered, they have the right to include their shares in any registration that we effect under the Securities Act, subject to specified exceptions. We must pay all expenses incurred in connection with the exercise of these demand registration rights.

We are unable to estimate the dollar value of the registration rights to the holders of these rights. The amount of reimbursable expenses under the agreements depends on a number of variables, including whether registration rights are exercised incident to a primary offering by us, the form on which we are eligible to register such a transaction, and whether we have a shelf registration in place at the time of a future offering.

Other than as described above, the employment agreements and compensation paid to our directors, we did not engage in any transactions with related parties since January 1, 2019. For a discussion of our employment agreements and compensation paid to our directors, see “Executive Compensation — Employment and Severance Agreements” and “Executive Compensation — Compensation of Directors.”

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Stock Performance Graph

The following graph compares the changes over the last five years in the value of $100 invested at December 31, 2014 in (i) our Common Stock, (ii) the NASDAQ Composite-Total Returns and (iii) the NASDAQ Biotechnology Index. The year-end values of each investment are based on share price appreciation and the reinvestment of all dividends. Historical stock price performance shown on the performance graph is not necessarily indicative of future stock price performance.

Year	Soligenix, Inc.	NASDAQ Composite- Total Returns	NASDAQ Biotechnology Index
2014	100.00	100.00	100.00
2015	115.31	106.96	111.77
2016	22.96	116.45	87.91
2017	22.65	150.96	106.95
2018	8.78	146.67	97.47
2019	14.80	200.49	121.95

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OTHER MATTERS

Communications with the Board of Directors

Stockholders or other interested parties may communicate with the Board of Directors by sending a letter to Soligenix, Inc. Board of Directors, c/o The Office of the Secretary, Soligenix, Inc., 29 Emmons Drive, Suite B-10, Princeton, New Jersey 08540. The Office of the Secretary will receive the correspondence and forward it to the director(s) to whom the communication is addressed.

Deadline for Stockholder Proposals

Under SEC Rule 14a-8, stockholder proposals for the Annual Meeting of Stockholders to be held in 2021 will not be included in the proxy statement for that meeting unless the proposal is proper for inclusion in the proxy statement and for consideration at the next Annual Meeting of Stockholders, and is received by our Secretary at our executive offices, no later than April 9, 2021. Stockholders must also follow the other procedures prescribed in SEC Rule 14a-8 under the Exchange Act, as well as our Bylaws, which contain requirements that are separate and apart from the SEC requirements of Rule 14a-8. Our Bylaws provide that stockholders desiring to bring business before the 2020 Annual Meeting, including nomination of a person for election to our Board of Directors, must provide written notice to our Secretary at our executive offices no earlier than 75 days, and no later than 45 days, before the one-year anniversary of the mailing of this Proxy Statement. The written notice must include the information required by Section 2.4 of the Bylaws: (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director, all information relating to such person as would be required to be disclosed in solicitations of proxies for the election of such nominee as a director pursuant to Regulation 14A under the Exchange Act, and such person’s written consent to serve as a director if elected; (b) as to any other business that the stockholder proposes to bring before the meeting, a brief description of such business, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (c) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on our books, and of such beneficial owner, (ii) the class and number of our shares that are owned beneficially and of record by such stockholder and such beneficial owner, and (iii) whether either such stockholder or such beneficial owner intends to deliver a proxy statement and form of proxy to holders of, in the case of a proposal, at least the percentage of our voting shares required under applicable law to carry the proposal or, in the case of a nomination or nominations, a sufficient number of holders of our voting shares to elect such nominee or nominees.

Householding of Annual Meeting Materials

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements, annual reports and Notices of Internet Availability of Proxy Materials. This means that only one copy of our proxy statement, annual report or Notices of Internet Availability of Proxy Materials may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of any of the documents to you if you notify our Secretary at our executive offices of your desire to receive additional copies. If you wish to receive separate copies of the annual report, proxy statement and Notice of Internet Availability of Proxy Materials in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at our executive offices.

Financial Statements and Exhibits to Form 10-K

Our financial statements are contained in our Annual Report on Form 10-K for our fiscal year ended December 31, 2019 that was filed with the SEC on March 16, 2020, a copy of which is made available with this Proxy Statement. Such report and the financial statements contained therein are not to be considered as a part of this soliciting material.

The Form 10-K made available with this Proxy Statement does not include copies of the exhibits to that filing. We will furnish any such exhibit upon payment of a reasonable fee by request sent to us, c/o Office of the Secretary, Soligenix, Inc., 29 Emmons Drive, Suite B-10, Princeton, New Jersey 08540.

Other Matters

Management knows of no matters that are to be presented for action at the meeting other than those set forth above. If any other matters properly come before the meeting, the persons named in the form of proxy will vote the shares represented by proxies in accordance with their judgment on such matters.

The cost of this proxy solicitation will be borne by us. In addition to the solicitation of proxies by mail, our directors, officers and employees may also solicit proxies by telephone, facsimile, e-mail or other forms of communication, without special compensation for such activities. We may engage the services of a professional proxy solicitation firm to aid in the solicitation of proxies. If we do, our costs for such services will be within the range of what is customary for companies with similar operations and a similar number of stockholders and are not expected to be material. We will also request banks, brokers, fiduciaries, custodians, nominees and certain other record holders to send proxies, proxy statements and other materials to their principals at our expense. We will reimburse such banks, brokers, fiduciaries, custodians, nominees and other record holders for their reasonable out-of-pocket expenses of solicitation.

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ANNEX A

CERTIFICATE OF AMENDMENT
TO
SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

THE UNDERSIGNED, being a duly appointed officer of Soligenix, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the Delaware General Corporation Law of the State of Delaware (the “DGCL”), for the purpose of amending the Corporation’s Second Amended and Restated Certificate of Incorporation, as amended to the date hereof (the “Certificate of Incorporation”), hereby certifies, pursuant to Sections 242 and 103 of the DGCL, as follows:

FIRST: The name of the Corporation is Soligenix, Inc.

SECOND: The amendment to the Certificate of Incorporation set forth below was duly adopted in accordance with the provisions of Section 228 and 242 of the DGCL.

THIRD: The Certificate of Incorporation, as amended, of the Corporation is hereby amended by striking out the first introductory paragraphs of Article IV thereof, and by substituting in lieu thereof, the following new introductory paragraphs:

“The total number of shares of capital stock of all classes which the Corporation shall have authority to issue is seventy five million three hundred fifty thousand (75,350,000) shares, of which (a) seventy five million (75,000,000) shares, of par value of $.001 per share, shall be of a class designated “Common Stock,” (b) two hundred thirty thousand (230,000) shares, of a par value of $.001 per share, shall be of a class designated “Preferred Stock,” (c) ten thousand (10,000) shares, of a par value of $.05 per share, shall be of a class designated “Series B Convertible Preferred Stock,” ten thousand (10,000) shares, of a par value of $.05 per share, shall be of a class designated “Series C Convertible Preferred Stock,” and (d) one hundred thousand (100,000) shares, of a par value of $.001 per share, shall be designated “Series A Junior Participating Preferred Stock.”

The designations, powers, preferences, privileges, and relative, participating, option, or other special rights and qualifications, limitations, or restrictions of the above classes of capital stock shall be as follows:”

IN WITNESS WHEREOF, the undersigned has made and signed this Certificate of Amendment this [_____] day of September, 2020 and affirms the statements contained herein as true under penalty of perjury.

Soligenix, Inc.

By:	/s/
Name
Title

A-1

SOLIGENIX, INC.
29 EMMONS DRIVE
SUITE B-10
PRINCETON, NJ 08540

**VOTE BY INTERNET**
*Before The Meeting* - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

*During The Meeting* - Go to **www.virtualshareholdermeeting.com/SNGX2020**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

**VOTE BY PHONE - 1-800-690-6903**
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

**VOTE BY MAIL**
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D21609-P43126

KEEP THIS PORTION FOR YOUR RECORDS

**THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.**

DETACH AND RETURN THIS PORTION ONLY

**SOLIGENIX, INC.**

**THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR ALL" NOMINEES FOR THE ELECTION OF DIRECTORS AND "FOR" PROPOSALS 2, 3, AND 4.**

| For All | Withhold All | For All Except |
|---|---|---|
| ☐ | ☐ | ☐ |

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

______________________________

**Nominees:**

01) Christopher J. Schaber, Ph.D.
02) Gregg A. Lapointe, C.P.A.
03) Diane L. Parks
04) Robert J. Rubin, M.D.
05) Jerome B. Zeldis, M.D., Ph.D.

**This proxy when properly signed will be voted in the manner directed herein by the undersigned stockholder and in the discretion of the proxies on such matters as may properly come before the Annual Meeting or any adjournments or postponements thereof. IF NO DIRECTION IS PROVIDED, THIS PROXY WILL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS.**

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

| Signature [PLEASE SIGN WITHIN BOX] | Date | Signature (Joint Owners) | Date |
|---|---|---|---|
| | | | |

**Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:**
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

D21610-P43126

**THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF**
**SOLIGENIX, INC.**
**ANNUAL MEETING OF STOCKHOLDERS - SEPTEMBER 16, 2020**

The undersigned hereby appoints Christopher J. Schaber, Ph.D., the Chief Executive Officer and President of Soligenix, Inc., and Jonathan Guarino, the Senior Vice President and Chief Financial Officer of Soligenix, Inc., or either of them, each with the power of substitution, and hereby authorizes each of them to represent and to vote as designated on the reverse side of this proxy card, all of the shares of common stock of Soligenix, Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held virtually at *www.virtualshareholdermeeting.com/SNGX2020* on Wednesday, September 16, 2020, at 9:00 a.m., Eastern Daylight Time, or any adjournment or postponement thereof.

**THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER AND IN THE DISCRETION OF THE PROXIES ON SUCH MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED "FOR ALL" IN THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE OF THIS PROXY CARD FOR THE BOARD OF DIRECTORS AND "FOR" EACH OF THE OTHER PROPOSALS SET FORTH ON THE REVERSE SIDE.**

**PLEASE SIGN, DATE AND RETURN PROMPTLY.**

**CONTINUED AND TO BE SIGNED ON REVERSE**